CCAIR, INC.

                  FIFTH AMENDED AND RESTATED STOCK OPTION PLAN
                                    ARTICLE I

                               GENERAL PROVISIONS


     1. Purpose. The Fifth Amended and Restated Stock Option Plan (the "Plan") of CCAIR, Inc., (the "Company") amends and restates the Company's Fourth Amended and Restated Plan (the "Fourth Amended Plan") adopted by the Board of Directors on November 15, 1994. The Fourth Amended Plan amended and restated the Company's Third Amended and Restated Stock Option (the "Third Amended Plan") adopted by the Board of Directors on February 25, 1994. The Third Amended Plan amended and restated the Company's Second Amended and Restated Stock Option Plan (the "Second Amended Plan") adopted by the Company's Board of Directors on February 8, 1993. The Second Amended Plan amended and restated the Company's Amended and Restated Stock Option Plan, (the "First Amended Plan") adopted by the Company's Board of Directors on May 18, 1989. The First Amended Plan amended and restated the Company's Nonqualified Stock Option Plan (the "Original Plan") adopted by the Company's Board of Directors on February 13, 1989. The Plan is intended as an incentive to encourage certain persons in a position to contribute materially to the Company's success to remain with the Company and to encourage them to continue to promote the best interests of the Company.

     2. Elements of the Plan. Options granted under the Plan shall be granted pursuant to either Article II or Article III of the Plan. Options granted pursuant to Article II are intended to qualify as incentive stock options ("Incentive Stock Options") under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). Options granted pursuant to Article III of the Plan shall not qualify as Incentive Stock Options ("Nonqualified Options").

     3. Administration. The Plan shall be administered by a committee of two or more members of the Board of Directors of the Company. The Board of Directors shall appoint the members of the committee to administer the Plan and the committee shall be known as the Stock Option Committee. To be eligible to serve as a member of the Stock Option Committee, the individual must be a "disinterested person" as defined in Rule 16(b)-3(c)(2)(i) under the Securities Exchange Act of 1934, as amended, and as such Rule is amended or interpreted by the Securities and Exchange Commission from time to time. No member of the Board of Directors of the Company or of the Stock Option Committee shall be liable for any action or determination made in good faith with respect to the Plan or to any option granted thereunder. In addition, directors shall be eligible for indemnification from the Company, pursuant to the Company's Bylaws, for any expenses, judgments or other costs


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incurred as a result of a lawsuit filed against them or any of them claiming any rights or remedies due to their participation in the administration of the Plan.

     4.  Authority of Board of Directors.

                  (a) Subject to the other provisions of this Plan, including paragraph (b) of this Section, the Stock Option Committee of the Company shall have sole authority in its absolute discretion: to grant options to officers or employees of the Company under the Plan; to determine the number of shares subject to any option under the Plan; to fix the option price and the duration of each option; to establish any other terms and conditions of options; and to accelerate the time at which any outstanding option may be exercised. The Board of Directors shall have sole authority in its absolute discretion, subject to the other provisions of this Plan, to terminate the Plan. In addition, subject to the other provisions of this Plan, and with a view to effecting its purpose, the Stock Option Committee shall have sole authority in its absolute discretion: to construe and interpret the Plan; to define the terms used herein; to prescribe, amend and rescind rules and regulations relating to the Plan; to make any other determinations necessary or advisable for the administration of the Plan and to do everything necessary or appropriate to administer the Plan. All decisions, determinations, and interpretations made by the Stock Option Committee shall be binding and conclusive on all optionees and on their legal representatives, heirs and beneficiaries.

                  (b) Each member of the Stock Option Committee, upon the first to occur of (i) the effective date of this Plan, or (ii) upon appointment as a member of the Stock Option Committee, shall be entitled to receive options to purchase 15,000 shares of Common Stock. Upon the date of the annual meeting of shareholders of the Company, each member of the Stock Option Committee shall be entitled to receive options to purchase 15,000 shares of Common Stock. This paragraph shall not be amended more than once every six months, other than to comport with changes to the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     5. Shares Subject to the Plan. By shareholder approval at the annual meeting of shareholders held on November 6, 1996, the maximum aggregate number of shares of Common Stock available pursuant to the Plan, subject to adjustment as provided in Section 10 of this Article I, shall be 1,375,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"). Shares subject to options may be authorized and unissued shares or previously issued shares which have been acquired by the Company and are held in its treasury. Shares subject to options that

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terminate or expire  prior to exercise  shall be  available  for further  option grant hereunder.

         6.        Eligibility.

          (a) Incentive Stock Options. Incentive Stock options may be granted only to key employees of the Company or any of its subsidiaries (including directors and officers who are key employees).

          (b) Nonqualified Options. Nonqualified Options may be granted only to persons who are officers or directors of the Company or any subsidiary (whether or not employees) and key employees of the Company or any subsidiary.

          (c) Number of Options. More than one option may be granted to the same person, if otherwise eligible to receive options pursuant to this Plan.

          (d) Maximum Number of Shares That May be Acquired By Directors. Notwithstanding any other term or provision of the Plan, the aggregate number of shares of Common Stock that may be acquired by any director of the Company under the Plan (including shares purchased pursuant to options granted under the Plan or the Original Plan) shall not exceed 5% of the issued and outstanding shares of Common Stock in the case of a director who is also an employee of the Company or 1% of the issued and outstanding shares of Common Stock in the case of a director who is not an employee of the Company. This limitation shall be applied at the time an option is granted and shall be based on the number of shares of Common Stock issued and outstanding immediately prior to such grant.

     7. Terms and Conditions of Options. Stock options granted under the Plan shall be evidenced by agreements in such form as the Board of Directors may from time to time approve, which agreements shall comply with and be subject to the following terms and conditions, in addition to the provisions of Article II or
Article III, as applicable:

                  (a) Number of Shares; Designation. Each option shall state the number of shares to which it pertains and whether it is an Incentive Stock Option granted under Article II of the Plan or a Nonqualified Option granted under Article III of the Plan.

                  (b) Option Price. Each option shall state the option price, which shall not be less than the fair market value (as hereinafter defined) per share of the Common Stock at the time the option is granted (except that for any Incentive Stock Option granted to an employee who owns more than 10% of the combined voting power of all classes of stock of the Company,

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         or of its parent or subsidiary, the option price shall not be less than
         110% of fair market value). However, each Nonqualified Option issued upon surrender of a stock option granted under the Original Plan and outstanding immediately prior to adoption of this Plan by the Board of Directors may have an option price equal to the option price of the surrendered option (even if less than the then fair market value), subject to adjustment in a manner consistent with Article I, Section 10, if such option (i) is to purchase the same number of shares of Common Stock as the surrendered option and (ii) has a final expiration date no later than the expiration date of the surrendered option (other than for expiration upon the optionee's disability or death). Fair market value shall be determined by the Board of Directors on the basis of such factors as it deems appropriate; provided, however, that fair market value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse, and further provided, however, that if at the time the determination of fair market value is made, the Common Stock is admitted to trading on a national securities exchange for which sales prices are regularly reported, fair market value shall not be less than the mean of the high and low asked or closing sales prices reported for the Common Stock on that exchange on the day (or most recent trading day preceding the day on which the option is granted). For purposes of this Plan, the term "national securities exchange" shall include the National Association
         of   Securities   Dealers   Automated    Quotation   System   and   the
         over-the-counter market.

                  (c) Exercise of Options. Each option shall be exercisable in one or more installments during its term, and the right to exercise may be cumulative. At least one hundred shares may be purchased at any one time unless the number purchased is the total number that may be purchased under the option at that time. No option may be exercised for any fraction of a share of Common Stock.

                  (d) Written Notice and Payment Required. An option granted pursuant to the terms of this Plan shall be exercised when written notice of that exercise has been received by the Company at its principal office from the person entitled to exercise the option and full payment for the shares with respect to which the option is exercised has been received by the Company. The purchase price of any shares purchased shall be paid in full in cash or by certified or cashier's check payable to the order of the Company or, unless prohibited by the applicable option agreement, by shares of Common Stock or by a combination of cash, check, and (unless prohibited by the applicable option agreement) shares of Common Stock. If any portion of the purchase price is paid in shares of Common Stock, those shares shall be tendered at their then fair

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         market  value as  determined  in  accordance  with Section 7(b) of this
         Article I.

                  (e) Compliance With Securities Laws. The options granted under the Plan and the shares issuable pursuant to the Plan may, at the option of the Company, be registered under applicable federal and state securities laws, but the Company shall have no obligation to undertake any such registrations. Shares of Common Stock shall not be issued with respect to any option granted under the Plan unless the exercise of that option and the issuance and delivery of those shares pursuant to that exercise shall comply with all relevant provisions of state and federal law including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Board of Directors may also require an optionee to furnish evidence satisfactory to the Company, including a written and signed representation letter and consent to be bound by any transfer restriction imposed by law, legend, condition, or otherwise, that the shares are being purchased only for investment and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation. Further, each optionee shall consent to the imposition of a legend on the shares of Common Stock subject to his or her option restricting their transferability as required by law or by this Plan.

                  (f) Options Not Transferable. Options granted pursuant to this Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of an optionee only by that optionee.

                  (g) Duration of Options. Each option and all rights thereunder granted pursuant to the terms of this Plan shall expire on the date specified in the applicable option agreement, but in no event shall any option expire later than 10 years from the date on which the option is granted. Moreover, any Incentive Stock Option granted to an employee who owns more than 10% of the combined voting power of all classes of stock of the Company, or of its parent or subsidiary, must expire within five years from the date of grant. In addition, each option shall be subject to early termination as provided in the Plan or applicable option agreement.


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                  (h)  Termination of Employment, Disability or Death.

                           (i) Except as  otherwise  provided in the  applicable
                  option agreement, if an optionee ceases to be employed by the Company, its parent, or any of its subsidiaries (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which
                  Section 425(a) of the Code applies), for any reason other than disability or death, his or her option shall terminate immediately on the date of such termination.

                           (ii) Except as otherwise  provided in the  applicable
                  option agreement, if an optionee becomes disabled within the meaning of Section 22(e)(3) of the Code while employed by the Company, or its parent or any of its subsidiaries (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which
                  Section 425(a) of the Code applies), his or her option may be exercised (to the extent it is exercisable immediately prior to such termination) at any time within 12 months after the date of termination of employment due to disability.

                           (iii) Except as otherwise  provided in the applicable
                  option agreement, if an optionee dies while employed by the Company, its parent or any of its subsidiaries, (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which
                  Section 425(a) of the Code applies), his or her option may be exercised (to the extent it is exercisable immediately prior to such termination) at any time within 12 months after the date of death. During this period, the option may be exercised, except as otherwise provided in the applicable option agreement, by the person or persons to whom the optionees rights under the option shall pass by will or by the laws of descent and distribution.

                  (i) Rights as a Stockholder. An optionee or a permitted transferee of an option shall have no rights as a stockholder with respect to any shares issuable or deliverable pursuant to this Plan until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 10 of Article I.



                                                        -6-

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                  (j) Option Agreements.  The option agreements authorized under the Plan may differ from one another and shall contain such other provisions not inconsistent with the Plan as applicable as the Stock Option Committee may in its discretion deem advisable from time to time, including, without limitation, conditions precedent to the exercise of the option covered by any agreement, which conditions may include the satisfaction of specified performance criteria by the Company or the optionee.

         8. Tax Withholding. The exercise of any option granted under the Plan is subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any state or federal law is necessary or desirable as a condition of, or in any connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in such event, the exercise of the option shall not be effective unless such withholding tax or other withholding liabilities shall have been satisfied in a manner acceptable to the Company.

     9. Employment. Nothing in the Plan or in any option shall confer upon any eligible employee any right to continued employment by the Company, or by its parent or subsidiary corporations, or limit in any way the right of the Company or its parent or subsidiary corporation at any time to terminate or alter the terms of that employment.

     10. Changes in Stock. In the event of a stock dividend, split-up or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other similar capital change, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which options may be granted under the Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised options granted prior to such change shall likewise be made. Any adjustment in outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share covered by the option. In making any adjustment pursuant to this section, any fractional shares shall be disregarded. In the event of a consolidation or a merger in which the Company is not the surviving corporation, or any other merger in which the stockholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board of Directors, all outstanding options shall thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (i) make all outstanding options immediately exercisable, or (ii) authorize a payment to each optionee that approximates the economic benefit he or she would have realized if his option were

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exercised  immediately  before such effective date, or (iii) arrange to have the surviving corporation grant to the optionees replacement options on terms which the Board shall determine to be fair and reasonable.

         11. Effective Date of Plan. The Original Plan became effective on February 13, 1989, when it was adopted by the Company's Board of Directors. The First Amended Plan became effective on May 18, 1989, the date it was approved by the Company's Board of Directors, subject to the First Amended Plan's approval by a majority of the total votes eligible to be cast at a meeting of the Company's stockholders. The Second Amended Plan became effective on February 8, 1993, the date it was approved by the Board of Directors. The Third Amended Plan became effective on February 25, 1994, the date it was approved by the Board of Directors. The Fourth Amended Plan became effective on November 15, 1994 the date it was approved by the Company's Board of Directors. The Plan shall be effective November 16, 1995, the date it has been approved by the Company's Board of Directors and a majority of the total votes eligible to be cast at a meeting of the Company's stockholders. However, the Original Plan, the First Amended Plan, the Second Amended Plan, the Third Amended Plan and the Fourth Amended Plan shall continue to be effective only so long as there remain outstanding, and only with respect to, unexercised, nonqualified options issued under the Original Plan, which are not surrendered for issuance of replacement nonqualified options under the Plan.

     12. Termination and Amendment of Plan. The Plan may be terminated at any time by the Board of Directors. Unless sooner terminated the Plan shall terminate no later than February 12, 1999. No options shall be granted under the Plan after that date. Subject to the limitation contained in Section 4(b) and
Section 13 of this Article I, the Board of Directors may at any time amend or revise the terms of the Plan, including the form and substance of the option agreements to be used hereunder; provided that no amendment or revision shall
(a) increase the maximum aggregate number of shares available under this Plan, except as permitted under Section 10 of this Article I; (b) change the minimum purchase price for shares subject to options granted under the Plan except as permitted under Section 10 of this Article I; (c) extend the time within which options may be exercised; (d) change the designation of the persons eligible to receive options under the Plan; or (e) change the designation of persons eligible to serve as members of the Stock Option Committee.

         13. Prior Rights and Obligations. No amendment, suspension, or termination of the Plan shall, without the consent of the optionee, alter or impair any of that optionee's rights or obligations under any option granted under the Plan prior to such amendment, suspension, or termination.


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         14.  Construction.  The  provisions  set forth in  Article II shall not apply to Nonqualified Options granted pursuant to Article III of this Plan. Likewise, the provisions set forth in Article III shall not apply to Incentive Stock Options granted pursuant to Article II of this Plan.


                                   ARTICLE II

                             INCENTIVE STOCK OPTIONS


         Options granted pursuant to this Article II of the Plan shall constitute Incentive Stock Options under Section 422A of the Code and shall be designated as such at the time of grant. Incentive Stock Options granted pursuant to this Article II shall be subject to the terms, conditions and limitations set forth in Article I above and to the following:

         1. Maximum Amount of Incentive Stock Options. The maximum aggregate fair market value of Common Stock, determined as of the time the Incentive Stock Option is granted, for which any employee may be granted Incentive Stock Options (as defined in Section 422A(b) of Code) exercisable for the first time during any calendar year under all incentive stock option plans of the Company and any parent, subsidiary, and predecessor corporations, shall not exceed $100,000. Any option in excess of the foregoing limitation shall be granted pursuant to
Article III of this Plan and shall be clearly and specifically designated as not being an Incentive Stock Option.

         2. Compliance with Section 422A of the Code. This Plan is intended to comply in every respect with Section 422A of the Code and the regulations promulgated thereunder with regard to the grant of Incentive Stock Options and the purchase and delivery of shares of Common Stock upon the exercise thereof. In the event any future statute or regulation shall modify Section 422A, this Plan shall be deemed to incorporate by reference such modification for purposes of granting Incentive Stock Options or the purchase and delivery of any shares of Common Stock upon the exercise thereof. Any option agreement relating to an Incentive Stock Option granted pursuant to this Plan that is outstanding and unexercised at the time any modifying statute or regulation becomes effective shall also be deemed to incorporate by reference such modification, and no notice of such modification need be given to the optionee. If any provision of this Plan is determined to disqualify the shares purchasable pursuant to Incentive Stock Options granted under this Plan from the special tax treatment provided by Section 422A, such provision shall be deemed to incorporate by reference for purposes of the Incentive Stock Options the modification required to qualify the shares for said tax treatment.


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                                   ARTICLE III

                           NONQUALIFIED-STOCK OPTIONS


         Options granted pursuant to this Article III shall constitute Nonqualified Options and shall not be treated as Incentive Stock Options under
Section 422A of the Code. Nonqualified Options shall be subject to the terms, conditions and limitations set forth in Article I above, as applicable, and to the following:

         1. Termination of Nonemployee Relationships with the Company. If a nonemployee optionee ceases to serve the Company in the capacity which made the optionee eligible to receive Nonqualified Options pursuant to Article III of this Plan, then the optionee's rights upon such termination shall be governed in the manner of an optionee's rights upon termination of employment as set forth in Article I of this Plan.

     IN WITNESS WHEREOF, this Fifth Amended and Restated Stock Option Plan is executed on behalf of the Company as of November 6, 1996.


                                         CCAIR, Inc.

                                                 By:
                                                    President

ATTEST:


Assistant Secretary


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